Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Exhibit 99.1 Steven Brazones Director, Investor Relations 651-236-5158
NEWS	For Immediate Release	October 19, 2006

H.B. FULLER REPOSITIONS BUSINESS PORTFOLIO, AGREES TO SELL POWDER COATINGS BUSINESS

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) announced today that it has reached a definitive agreement to sell its Powder Coatings business to The Valspar Corporation (NYSE: VAL), a global leader in the coatings industry.

The Powder Coatings business, which is part of the Company’s Full-Valu / Specialty segment, has four manufacturing plants and employs about 175 people in the United States and the United Kingdom. In fiscal year 2005, it had net revenue of approximately $75 million. As a result of the announced agreement, the Company will present the results of its Powder Coatings business as “Discontinued Operations” for all periods reported.

“This divestiture is yet another step in the Company’s transformation and is consistent with our repositioning strategy,” said Al Stroucken, Chairman and Chief Executive Officer. “By focusing on the areas where we have market leadership and generate the highest return on capital, we are better positioning the Company to capitalize on more strategic growth opportunities in the future.”

The Company anticipates this transaction will generate a one-time positive impact to pre-tax income of $50 to $60 million. This includes the expected gain on the sale, partially offset by certain transaction-related costs. Aside from this one-time positive impact, the transaction is not expected to have a material effect on the Company’s net income in fiscal year 2007.

“Our Powder Coatings business will be a strategic asset to Valspar and given their broad product offering, it will be better positioned to achieve its full potential,” said Steve Large, Group President and General Manager of the Full-Valu / Specialty Group.

This transaction is expected to close no later than the end of the first quarter of 2007 and is subject to customary closing conditions and regulatory approvals. Additional details will be provided on the Company’s fourth quarter 2006 investor conference call.

About H.B. Fuller Company:
H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:
Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the successful completion of the sale of the Powder Coatings business; the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company's SEC 10-Q filings of April 7, 2006, July 7, 2006, and October 6, 2006 and the Company’s 10-K filing of February 14, 2006. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.